EXHIBIT 3.1

AMENDMENT NO. 1 TO
THE AMENDED AND RESTATED BYLAWS OF
ENVISTA HOLDINGS CORPORATION

Dated April 7, 2020

The Amended and Restated Bylaws of Envista Holdings Corporation (the “Corporation”) are hereby amended by adding the following Article 9 thereto:

“ARTICLE IX. EXCLUSIVE FORUM

Section 9.01.  Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Section 9.02.  If any action the subject matter of which is within the scope of Section 9.01 above is filed in a court other than a federal district court of the United States of America  (a “foreign securities act action”) in the name of any stockholder (current, former or future) , such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the federal district  courts of the United States of America in connection with any action brought in any such court to enforce this Article IX (a “Section 9.01 enforcement action”), and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the Section 9.01 enforcement action as agent for such stockholder.

Section 9.03.  If any action the subject matter of which is within the scope Article IX of the Certificate of Incorporation is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder (current, former, or future), such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Article IX of the Certificate of Incorporation (an “enforcement action”), and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.”

The foregoing is certified as an amendment to the Amended and Restated Bylaws of the Corporation, as approved by the Board of Directors on April 7, 2020.

By:	/s/ Amir Aghdaei
Amir Aghdaei
President and Chief Executive Officer